EXHIBIT 99.1

Steelcase Reports Third Quarter Results

GRAND RAPIDS, Mich., Dec. 19, 2017 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported third quarter revenue of $772.1 million and net income of $25.7 million, or diluted earnings of $0.22 per share.  In the prior year, Steelcase reported $786.5 million of revenue and diluted earnings of $0.34 per share, which included a benefit related to the outcome of a tax audit in EMEA that had a favorable impact on diluted earnings per share of $0.03.

Revenue in the third quarter was down 2 percent compared to the prior year, and included $11 million of favorable currency translation effects offset in part by a $4 million unfavorable impact from divestitures.  The Americas posted a 4 percent decline in revenue driven by reduced demand for day-to-day business from both large and smaller customers, including lower revenue from legacy products and applications.  EMEA posted revenue growth of 4 percent but an organic revenue decline of 1 percent after taking into account the impact of currency translation effects and divestitures, while orders grew 4 percent, reflecting mixed results across the region.  The Other category posted revenue growth of 5 percent, or 4 percent on an organic basis.

"Orders for day-to-day business in the Americas were flat in November following significant declines earlier in the quarter," said Jim Keane, president and CEO.  "We're feeling increasingly confident about next year because of recent improvements in our project win rates, as well as a growing list of large project opportunities with decision dates in the coming quarters.  In addition, customer and dealer reactions to our new product introductions, partnership offerings and the pending acquisition of AMQ Solutions have been very positive."

Current quarter operating income of $38.5 million compares to operating income of $54.6 million in the prior year.  The decline of $16.1 million (or 190 basis points as a percentage of revenue) was driven by lower revenue in the Americas, lower gross margin in EMEA, and higher operating expenses globally.  EMEA posted an operating loss in the current quarter compared to operating income in the prior year.

Gross margin of 32.6 percent in the current quarter represented a decline of 70 basis points compared to a strong prior year and reflected mixed results across the segments.  In the Americas, gross margin decreased by 40 basis points compared to the prior year and included the impacts of unfavorable shifts in business mix, lower volume and higher commodity costs, offset in part by continued cost reduction efforts.  EMEA gross margin decreased by 210 basis points compared to the prior year driven by unfavorable out-of-period accounting adjustments in the current quarter compared to favorable items in the prior year; benefits from gross margin improvement initiatives were offset by various operational inefficiencies, which are in the process of being resolved, and higher commodity costs.

Operating expenses of $213.3 million in the third quarter represented an increase of $5.8 million compared to the prior year, driven by increased spending which was offset in part by an $8 million reduction in variable compensation expense.  The increased spending compared to the prior year reflected continued investments in product development, sales, marketing and information technology that support the company's strategies, including developing new products, enhancements and applications, expanding ancillary offerings through marketing partnerships, addressing product gaps and pursuing other areas for growth.

"We are seeing positive momentum in EMEA coming from new products and partnerships, another quarter of order growth, a strengthening opportunity pipeline, significant customer traffic through our Learning + Innovation Center in Munich and an engaging dealer conference," said Dave Sylvester, senior vice president and CFO.  "Still, our third quarter results fell short of our expectations driven by customer postponements of installations and various operational issues which our teams are working diligently to resolve, as well as approximately $2.5 million of out-of-period accounting adjustments and unanticipated severance costs."

Income tax expense of $12.0 million in the current quarter reflected an effective tax rate of 31.8 percent and included favorable tax adjustments recorded in connection with filing our fiscal 2017 tax returns.

Total liquidity, comprised of cash, cash equivalents and the cash surrender value of company-owned life insurance, aggregated $415 million, and total debt was $296 million, at the end of the third quarter.

The company did not repurchase any shares during the third quarter under its share repurchase authorization.  A total of $99.2 million remained under the authorization at the end of the quarter.

The Board of Directors has declared a quarterly cash dividend of $0.1275 per share, to be paid on or before January 15, 2018, to shareholders of record as of December 29, 2017.

Outlook

Orders in the Americas declined approximately 6 percent in the third quarter compared to the prior year (which reflected the impact of initial orders from a very large project in the prior year as well as a divestiture in the current quarter), and backlog at the end of the quarter in the Americas was approximately 7 percent lower than the prior year.  EMEA orders grew approximately 4 percent compared to the prior year, and backlog in EMEA at the end of the quarter was approximately 4 percent lower than the prior year.  Orders in the Other category grew modestly compared to the prior year.  Considering these and other factors, the company expects fourth quarter fiscal 2018 revenue to be in the range of $740 to $765 million.  Adjusted for an estimated $17 million of favorable currency translation effects, expected revenue from the pending acquisition of AMQ Solutions and the impact of divestitures, the projected revenue range translates to an expected organic decline of 3 to 6 percent.  In the fourth quarter of fiscal 2017, the company reported revenue of $769.1 million.

Steelcase expects to report diluted earnings per share between $0.14 to $0.18 for the fourth quarter of fiscal 2018.  Steelcase reported diluted earnings per share of $0.21 and adjusted earnings per share of $0.22 in the fourth quarter of fiscal 2017.  Prior year results reflected an $8 million reduction of the company's net deferred tax assets due to a change in the French corporate tax rate, which reduced diluted earnings per share by approximately $0.06, net of related variable compensation effects.

"There are three potential items which are not reflected in our earnings estimate for the fourth quarter that we estimate could significantly impact our results," said Dave Sylvester.  "Two of these items are related to potential reductions in the U.S. and French statutory tax rates, which those governments are currently considering and if enacted in the fourth quarter could require us to record non-cash charges to reduce the value of our deferred tax assets.  In addition, a potential transaction related to an unconsolidated affiliate could result in a pre-tax gain in the fourth quarter.  We have not included these items in our earnings estimate as there are a number of factors relating to these items which are outside of our control."

"Throughout this year we have increased spending primarily on product development.  The products we plan to launch in Q4 include major additions to our offering which are expected to contribute significantly to our revenue in fiscal 2019," said Jim Keane.  "These products, along with our marketing partnerships and pending acquisition, are expected to boost our growth beyond offsetting declines in legacy products and applications.  We expect to stay invested in developing new products while continuing to control spending in other areas of the business in order to balance growth with profitability."

Corporate Highlights:

  Celebrating continued global sustainability performance, Steelcase released its 2017 Corporate Sustainability Report.
  President and CEO Jim Keane presented at Microsoft Ignite and Microsoft Envision, discussing how the two companies are working together to unlock creativity at work and harness data to help people and organizations.
  Steelcase announced a pending acquisition of AMQ Solutions, a California-based provider of height adjustable desking, benching and seating for workstations in the open plan, collaborative environments and training rooms.
  Steelcase was named a multinational finalist in the 2018 Circulars awards, an initiative of the World Economic Forum recognizing companies leading the way to a circular economy.
  Series 1, a task chair introduced to the market in June, won Interior Design's Best of Year Award in the contract/task seating category.
  For the fourth consecutive year, Steelcase earned a perfect score on the Human Rights Campaign's Corporate Equality Index.
  Drexel LeBow named Steelcase a member of the Analytics 50, recognizing the company's efforts using analytics to solve business challenges.
  Navi TeamIsland was recognized in the DFA Design for Asia Awards, the flagship program of the Hong Kong Design Centre.

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	November 24, 2017	November 25, 2016	% Change	November 24, 2017	November 25, 2016	% Change

Revenue
Americas (1)	$552.8	$576.7	(4.1)%	$1,656.3	$1,668.1	(0.7)%
EMEA (2)	141.1	135.5	4.1%	372.4	373.6	(0.3)%
Other (3)	78.2	74.3	5.2%	254.1	221.6	14.7%
Consolidated revenue	$772.1	$786.5	(1.8)%	$2,282.8	$2,263.3	0.9%

Operating income (loss)
Americas	$47.6	$59.7		$147.1	$184.3
EMEA	(3.3)	2.7		(15.5)	(14.9)
Other	2.6	3.1		15.9	8.8
Corporate (4)	(8.4)	(10.9)		(24.9)	(28.4)
Consolidated operating income	$38.5	$54.6		$122.6	$149.8

Operating income percent	5.0%	6.9%		5.4%	6.6%

Revenue mix
Americas	71.6%	73.3%		72.6%	73.7%
EMEA	18.3%	17.2%		16.3%	16.5%
Other	10.1%	9.5%		11.1%	9.8%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse and Turnstone brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, Designtex and PolyVision.
  Corporate costs include unallocated portions of shared service functions, such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q3 2018 vs. Q3 2017
	Steelcase Inc.	Americas	EMEA	Other category

Q3 2017 revenue	$786.5	$576.7	$135.5	$74.3
Divestitures	(4.4)	(3.3)	(1.1)	—
Currency translation effects*	11.3	1.5	8.8	1.0
Q3 2017 revenue, adjusted	793.4	574.9	143.2	75.3

Q3 2018 revenue	772.1	552.8	141.1	78.2
Organic growth (decline) $	$(21.3)	$(22.1)	$(2.1)	$2.9
Organic growth (decline) %	(3)%	(4)%	(1)%	4%

* Currency translation effects represent the estimated net effect of translating Q3 2017 foreign currency revenues using the average exchange rates during Q3 2018.

PROJECTED ORGANIC REVENUE GROWTH (DECLINE)
Q4 2018 vs. Q4 2017
Steelcase Inc.

Q4 2017 revenue	$769.1
Divestitures	(6.3)
Currency translation effects*	17.4
Acquisition	4.5
Q4 2017 revenue, adjusted	784.7

Q4 2018 revenue, projected	$740 - $765
Organic growth (decline) $	($45) - ($20)
Organic growth (decline) %	(6%) - (3%)

* Currency translation effects represent the estimated net effect of translating Q4 2017 foreign currency revenues using the exchange rates at the end of Q3 2018.

PROJECTED ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	February 23, 2018 (Projected)	February 24, 2017
Diluted earnings per share	$0.14 - $0.18	$0.21
Restructuring costs per share	—	0.01
Income tax effect of restructuring costs, per share	—	—
Earnings per share, adjusted	$0.14 - $0.18	$0.22

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 24, 2017		November 25, 2016		November 24, 2017		November 25, 2016
Revenue	$772.1	100.0%	$786.5	100.0%	$2,282.8	100.0%	$2,263.3	100.0%
Cost of sales	520.3	67.4	524.6	66.7	1,529.8	67.0	1,504.3	66.5
Restructuring costs	—	—	—	—	—	—	4.2	0.2
Gross profit	251.8	32.6	261.9	33.3	753.0	33.0	754.8	33.3
Operating expenses	213.3	27.6	207.5	26.4	630.4	27.6	604.5	26.7
Restructuring costs (benefits)	—	—	(0.2)	—	—	—	0.5	—
Operating income	$38.5	5.0%	$54.6	6.9%	$122.6	5.4%	$149.8	6.6%
Interest expense	(4.3)	(0.6)	(4.3)	(0.6)	(13.0)	(0.6)	(12.9)	(0.6)
Investment income	0.3	—	0.4	0.1	1.1	—	1.2	0.1
Other income, net	3.2	0.5	4.1	0.5	6.1	0.3	8.0	0.4
Income before income tax expense	37.7	4.9	54.8	6.9	116.8	5.1	146.1	6.5
Income tax expense	12.0	1.6	13.6	1.7	36.1	1.6	47.3	2.1
Net income	$25.7	3.3%	$41.2	5.2%	$80.7	3.5%	$98.8	4.4%

Operating income	$38.5	5.0%	$54.6	6.9%	$122.6	5.4%	$149.8	6.6%
Add: restructuring costs (benefits)	—	—	(0.2)	—	—	—	4.7	0.2
Adjusted operating income	$38.5	5.0%	$54.4	6.9%	$122.6	5.4%	$154.5	6.8%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 24, 2017		November 25, 2016		November 24, 2017		November 25, 2016
Revenue	$552.8	100.0%	$576.7	100.0%	$1,656.3	100.0%	$1,668.1	100.0%
Cost of sales	367.8	66.5	381.3	66.1	1,093.6	66.0	1,084.5	65.0
Restructuring costs	—	—	—	—	—	—	2.6	0.2
Gross profit	185.0	33.5	195.4	33.9	562.7	34.0	581.0	34.8
Operating expenses	137.4	24.9	135.7	23.5	415.6	25.1	396.7	23.8
Restructuring costs	—	—	—	—	—	—	—	—
Operating income	$47.6	8.6%	$59.7	10.4%	$147.1	8.9%	$184.3	11.0%
Add: restructuring costs	—	—	—	—	—	—	2.6	0.2
Adjusted operating income	$47.6	8.6%	$59.7	10.4%	$147.1	8.9%	$186.9	11.2%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 24, 2017		November 25, 2016		November 24, 2017		November 25, 2016
Revenue	$141.1	100.0%	$135.5	100.0%	$372.4	100.0%	$373.6	100.0%
Cost of sales	101.9	72.2	95.0	70.1	273.3	73.4	274.3	73.4
Restructuring costs	—	—	—	—	—	—	1.6	0.4
Gross profit	39.2	27.8	40.5	29.9	99.1	26.6	97.7	26.2
Operating expenses	42.5	30.1	38.0	28.1	114.6	30.8	112.1	30.0
Restructuring costs (benefits)	—	—	(0.2)	—	—	—	0.5	0.2
Operating income (loss)	$(3.3)	(2.3)%	$2.7	1.8%	$(15.5)	(4.2)%	$(14.9)	(4.0)%
Add: restructuring costs (benefits)	—	—	(0.2)	—	—	—	2.1	0.6
Adjusted operating income (loss)	$(3.3)	(2.3)%	$2.5	1.8%	$(15.5)	(4.2)%	$(12.8)	(3.4)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 24, 2017		November 25, 2016		November 24, 2017		November 25, 2016
Revenue	$78.2	100.0%	$74.3	100.0%	$254.1	100.0%	$221.6	100.0%
Cost of sales	50.6	64.7	48.3	64.9	162.9	64.1	145.5	65.6
Restructuring costs	—	—	—	—	—	—	—	—
Gross profit	27.6	35.3	26.0	35.1	91.2	35.9	76.1	34.4
Operating expenses	25.0	32.0	22.9	30.8	75.3	29.6	67.3	30.4
Restructuring costs	—	—	—	—	—	—	—	—
Operating income	$2.6	3.3%	$3.1	4.3%	$15.9	6.3%	$8.8	4.0%
Add: restructuring costs	—	—	—	—	—	—	—	—
Adjusted operating income	$2.6	3.3%	$3.1	4.3%	$15.9	6.3%	$8.8	4.0%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	November 24, 2017	November 25, 2016	November 24, 2017	November 25, 2016
Operating loss	$(8.4)	$(10.9)	$(24.9)	$(28.4)
Add: restructuring costs	—	—	—	—
Adjusted operating loss	$(8.4)	$(10.9)	$(24.9)	$(28.4)

Webcast
Steelcase will discuss third quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company.  Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects and the impacts of acquisitions and divestitures;  (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs (benefits); and (3) adjusted earnings per share, which represents earnings per share, excluding restructuring costs (benefits) and the related income tax effect.  These measures are presented because management uses this information to monitor and evaluate financial results and trends.  Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations.  These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, the company.  Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; its restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.  Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 105 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries.  We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision® and Turnstone®.  Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability.  We are globally accessible through a network of channels, including over 800 dealer locations.  Steelcase is a global, industry-leading and publicly traded company with fiscal 2017 revenue of $3.0 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	November 24, 2017	November 25, 2016	November 24, 2017	November 25, 2016
Revenue	$772.1	$786.5	$2,282.8	$2,263.3
Cost of sales	520.3	524.6	1,529.8	1,504.3
Restructuring costs	—	—	—	4.2
Gross profit	251.8	261.9	753.0	754.8
Operating expenses	213.3	207.5	630.4	604.5
Restructuring costs (benefits)	—	(0.2)	—	0.5
Operating income	38.5	54.6	122.6	149.8
Interest expense	(4.3)	(4.3)	(13.0)	(12.9)
Investment income	0.3	0.4	1.1	1.2
Other income, net	3.2	4.1	6.1	8.0
Income before income tax expense	37.7	54.8	116.8	146.1
Income tax expense	12.0	13.6	36.1	47.3
Net income	$25.7	$41.2	$80.7	$98.8

Earnings per share:
Basic	$0.22	$0.34	$0.68	$0.82
Diluted	$0.22	$0.34	$0.67	$0.81
Weighted average shares outstanding - basic	118.4	120.4	119.4	121.1
Weighted average shares outstanding - diluted	118.6	120.8	119.6	121.6

Dividends declared and paid per common share	$0.1275	$0.1200	$0.3825	$0.3600

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
	November 24, 2017	February 24, 2017
ASSETS
Current assets:
Cash and cash equivalents	$244.1	$197.1
Short-term investments	—	73.4
Accounts receivable, net	347.5	307.6
Inventories	186.3	163.1
Prepaid expenses	21.5	19.1
Other current assets	47.7	58.9
Total current assets	847.1	819.2

Property, plant and equipment, net	430.4	408.1
Company-owned life insurance ("COLI")	170.5	168.8
Deferred income taxes	192.8	179.6
Goodwill	107.0	106.7
Other intangible assets, net	16.3	16.8
Investments in unconsolidated affiliates	53.7	50.5
Other assets	30.7	42.3
Total assets	$1,848.5	$1,792.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$247.1	$216.8
Short-term borrowings and current portion of long-term debt	2.8	2.8
Accrued expenses:
Employee compensation	114.5	154.3
Employee benefit plan obligations	29.9	35.0
Accrued promotions	29.6	19.0
Customer deposits	20.2	15.9
Product warranties	17.6	20.4
Other	74.0	59.2
Total current liabilities	535.7	523.4

Long-term liabilities:
Long-term debt less current maturities	292.8	294.6
Employee benefit plan obligations	138.9	134.3
Other long-term liabilities	67.8	73.2
Total long-term liabilities	499.5	502.1
Total liabilities	1,035.2	1,025.5

Shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3.5	—
Accumulated other comprehensive loss	(24.2)	(50.6)
Retained earnings	834.0	817.1
Total shareholders’ equity	813.3	766.5
Total liabilities and shareholders’ equity	$1,848.5	$1,792.0

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Nine Months Ended
	November 24, 2017	November 25, 2016
OPERATING ACTIVITIES
Net income	$80.7	$98.8
Depreciation and amortization	47.7	44.7
Deferred income taxes	(6.3)	5.2
Non-cash stock compensation	15.5	16.6
Equity in income of unconsolidated affiliates	(10.4)	(7.3)
Dividends received from unconsolidated affiliates	7.5	7.4
Other	(7.5)	(6.4)
Changes in operating assets and liabilities:
Accounts receivable	(37.3)	(10.2)
Inventories	(22.4)	(14.8)
VAT recoverable	8.2	19.3
Other assets	15.5	(12.8)
Accounts payable	26.1	15.1
Employee compensation liabilities	(44.2)	(41.5)
Employee benefit obligations	(6.2)	(8.3)
Accrued expenses and other liabilities	26.7	(1.8)
Net cash provided by operating activities	93.6	104.0

INVESTING ACTIVITIES
Capital expenditures	(58.3)	(40.4)
Purchases of investments	(52.1)	(94.3)
Liquidations of investments	125.6	82.6
Other	16.8	1.6
Net cash provided by (used in) investing activities	32.0	(50.5)

FINANCING ACTIVITIES
Dividends paid	(45.9)	(44.1)
Common stock repurchases	(33.4)	(48.3)
Excess tax benefit from vesting of stock awards	—	(0.1)
Repayment of long-term debt and lines of credit	(2.0)	(1.6)
Net cash used in financing activities	(81.3)	(94.1)

Effect of exchange rate changes on cash and cash equivalents	2.7	(2.2)

Net increase (decrease) in cash and cash equivalents	47.0	(42.8)
Cash and cash equivalents, beginning of period	197.1	181.9
Cash and cash equivalents, end of period	$244.1	$139.1

CONTACT:	Investor Contact:
Michael O'Meara
Investor Relations
(616) 292-9274

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505